Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Reliance Steel & Aluminum Co. Announces Executive Officer Retirement and Promotions

−	Michael P. Shanley retiring as Senior Vice President, Operations

−	Stephen P. Koch promoted to Executive Vice President and Chief Operating Officer
−	Michael R. Hynes promoted to Senior Vice President, Operations

Los Angeles— May 19, 2022 —Reliance Steel & Aluminum Co. (NYSE: RS) today announced the retirement of Michael P. Shanley as its Senior Vice President, Operations, effective December 31, 2022. In advance of his retirement, Mr. Shanley will transition from his current position to the role of Special Advisor, effective July 1, 2022. As Special Advisor, Mr. Shanley will report directly to Jim Hoffman, Reliance’s Chief Executive Officer, to facilitate the transition of his role as well as support other special projects.

Consistent with the Board’s executive leadership succession plan at all levels of the organization, Reliance also announced the promotion of Stephen P. Koch to Executive Vice President and Chief Operating Officer, and the promotion of Michael R. Hynes to Senior Vice President, Operations, both effective July 1, 2022. Mr. Koch’s responsibilities will include the oversight of operations throughout Reliance, including safety and organic growth, as well as the Company’s information technology strategy. Mr. Hynes’ responsibilities will include overseeing the performance of a number of Reliance operations, providing strategic direction and general management guidance.

“On behalf of the entire Reliance team, I would like to express our appreciation for Mike Shanley’s 44 years of service to our Company, including his time at Liebovich,” said Jim Hoffman, Reliance’s Chief Executive Officer. “As Senior Vice President, Operations since 2015, Mike has played a key role in our continuous improvement efforts at several of our operations. Notably, Mike has identified and developed strong candidates to support our succession plans at many of our operations. His leadership skills and dedication to growth, innovation and customer service have been integral to our success. We congratulate Mike and wish him all the best in his retirement.”

350 South Grand Avenue, Suite 5100 |	Los Angeles CA 90071 |	Phone: 213-687-7700 |	Fax: 213-687-8792 |	www.rsac.com

Mr. Hoffman continued, “To support our proven, sustainable business model and leading position as a global diversified metal solutions provider, Reliance maintains a deliberate succession planning process developed in partnership with our Board of Directors. To this end, we are very pleased to announce the well-deserved promotions of Steve Koch and Mike Hynes. We are confident their experience and leadership will play an important role in Reliance’s continued growth.”

“I would like to congratulate Steve and Mike on their new positions,” added Karla Lewis, President of Reliance. “We are thrilled to name Steve as Reliance’s Executive Vice President and Chief Operating Officer. Over the past 12 years as SVP, Operations, Reliance has benefited from Steve’s strong industry knowledge, passion for operational execution, and exemplary leadership skills. Steve has earned the respect of his colleagues across the Reliance Family of Companies as well as many of our key domestic suppliers, and this promotion recognizes his significant contributions to our business. We are also very excited to welcome Mike as our newest Senior Vice President, Operations. Mike has a wealth of industry and product knowledge in many of the key-end markets in which we operate with an exceptional focus on customer service. He has demonstrated strong leadership in his current position, especially in the areas of safety and organic growth, as President of Phoenix Metals, one of the largest metal service centers in our Family of Companies. We look forward to benefitting from Mike’s experience and perspectives.”

Mr. Koch currently serves as Senior Vice President, Operations, a role he has held since 2010. Previously, Mr. Koch was President of Chapel Steel Corp., a wholly-owned subsidiary of Reliance, where he was responsible for their network of eight metal service center locations in the U.S. Mr. Koch joined Chapel Steel in 1988 and held various sales and management positions before being named President.

Mr. Hynes currently serves as President of Phoenix Metals, a wholly-owned subsidiary of Reliance with a network of 14 metal service center locations across the U.S. Mr. Hynes has 34 years of experience in the metals service center industry with the last 17 years at Reliance. He has held various positions of increasing responsibility at Reliance Metalcenter Union City and Phoenix Metals, where he was named President in 2019.

About Reliance Steel & Aluminum Co.

Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2021, Reliance’s average order size was $3,050, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

CONTACT:

(213) 576-2428

investor@rsac.com

or Addo Investor Relations

(310) 829-5400

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